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                    Maxicare Health Plans, Inc.
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                           Contact:  Thomas C. Franco
                                     Joseph Kist
                                     Broadgate Consultants, Inc.
                                     (212)  232-2222


FOR IMMEDIATE RELEASE


      MAXICARE BOARD QUESTIONS INTENTIONS OF 3.8% DISSIDENT
                        SHAREHOLDER GROUP

      _____________________________________________________

LOS ANGELES, March 29, 1998 - Maxicare Health Plans, Inc. (NASDAQ/NMS:MAXI) announced today that its Board of Directors unanimously approved actions to protect the Company's shareholders from the hostile consent solicitation being waged by Paul R. Dupee, Jr., a stock speculator who previously had a consent decree entered against him by the Securities and Exchange Commission.

Peter J. Ratican, Maxicare's Chairman, President and Chief Executive Officer said, "The Board is concerned that the secretive and coercive tactics employed by Dupee and his group are really intended to further their self-interest under the pretense of maximizing shareholder value."

Mr.  Ratican  noted   that:   1)   Dupee  initiated  the  consent
solicitation and litigation against the Company without ever consulting with management or the Board; 2) Dupee intends to seek reimbursement for expenses and compensation in an undisclosed amount for overseeing any sale or liquidation of the Company; and, 3) Dupee's participants in the hostile solicitation have recently engaged in highly speculative trading in the Company's stock, including the sale of put options.

Mr. Ratican noted, "Dupee has not articulated why or how he thinks his group can better serve the interests of the Company or its shareholders merely by taking control and offering the Company up for sale. The majority of Dupee's nominees to the Board do not bring any healthcare industry experience to bear. None of them have operating experience in the seven states where the Company does business and five of the nominees do not live in the United States."

Mr. Ratican added, "After Dupee filed his consent solicitation, I contacted him and arranged a meeting in an attempt to discuss the situation and to seek to address his concerns about the Company's direction. I was very disappointed that Dupee would not discuss in any detail his plans or strategies for the Company."

"Hanging a 'For Sale' sign out the window and hoping for the best, as Dupee seems to advocate, may serve his immediate personal interests, but it does not represent a well thought out strategy to enhance value for all shareholders," continued Mr. Ratican. "The Board believes that given the short-term decline in value of numerous HMO stocks, including those with significant operations in California, and the fire sale mentality that Dupee is bent on encouraging, it is unlikely that his proposals would maximize shareholder value."

The Board and Maxicare's management team have been carefully reviewing various strategic alternatives for the Company and are fully committed to pursuing initiatives aimed at maximizing shareholder value. The Company is implementing a focused business strategy to strengthen its market positions in California and Indiana, while maintaining a financially disciplined approach to managing operations.

In order to protect the Company and its shareholders against misleading and potentially destructive takeover tactics such as Dupee's, the Board has implemented certain by-law amendments, which will be in effect for a limited duration. The by-law amendments are intended to inhibit potential hostile attempts to seize control of the Board as a prelude to a change of control of the Company before the Board has an opportunity to carefully evaluate all options to maximize shareholder value. These amendments, which are set to expire at the Company's Annual
Meeting in 1999, increase the shareholder vote necessary to increase the size of the Board or amend this provision and the provisions of the by-laws with respect to notice of shareholder nominees from 50% to 80%.

Mr. Ratican said, "The primary purpose of the Board's action is to provide adequate time to evaluate the Company's strategic alternatives and to inform all shareholders of these alternatives, as well as to avoid a hasty and ill-defined proposal, such as put forward by Dupee, which may adversely affect shareholder value."

Additionally, the Company intends to take file charges against Dupee and members of his investor group in Delaware state and federal courts on March 30, 1998 asserting numerous violations of federal securities laws, including anti-fraud and disclosure violations.

Maxicare is a managed health-care company that operates in seven states, serving members in California, Indiana, Illinois,
Louisiana, North Carolina, South Carolina, and Wisconsin. The Company's Board of Directors, excluding Mr. Ratican, consists entirely of outsiders, including: Claude S. Brinegar, Retired Vice Chairman of Unocal Corporation; Florence F. Courtright, Private Investor; Thomas W. Field, Jr., President of Field and Associates, a management consulting firm; Charles E. Lewis, M.D., Director of the Center for Health Promotion and Disease Prevention, University of California at Los Angeles and Alan S. Manne, Professor Emeritus, Stanford University. The Board currently beneficially owns approximately 4.4% of the Company's common stock.

The Company said it will be distributing its consent solicitation materials shortly and is urging shareholders to review it before taking any action.